Exhibit 99.1
Vertiv Names Jakki Haussler to Board of Directors
Latest addition brings extensive financial experience, expands Board to ten members

COLUMBUS, Ohio Aug. 8, 2022 – Vertiv (NYSE: VRT), a global provider of critical digital infrastructure and continuity solutions, today announced the appointment of Jakki Haussler to its Board of Directors. Ms. Haussler will serve on the Audit Committee of the Board.
Ms. Haussler is the Non-Executive Chairman of Opus Capital Management, Inc., which she co-founded in 1996 and subsequently led as CEO until 2019. Haussler has served in a variety of leadership positions in the investment community, including as the managing director of Capvest Venture Fund LP, and a partner at both Adena Ventures LP and Blue Chip Venture Company. She has extensive financial and board experience, and currently sits on the board of directors of the Barnes Group and Service Corporation International, and is a director and trustee of the Morgan Stanley Funds. Ms. Haussler served on the Board of Cincinnati Bell Inc. from 2008 until its acquisition by Macquarie Infrastructure Partners Inc. in 2021 and served as chair of both the Audit and Governance Committees. Haussler, a former certified public accountant, obtained her BBA in Accounting from the University of Cincinnati and her JD from Salmon P. Chase College of Law at Northern Kentucky University.
“Jakki brings a wealth of relevant accounting and financial experience to our Board and will add an important new voice to that group as they continue to focus on the governance, oversight and growth of our company,” said David Cote, Executive Chairman of the Vertiv Board of Directors. “Her perspectives and proven track record of sound financial management and investment will serve us well as we continue to expand our leadership position in the critical digital infrastructure space.”
For more information on Vertiv and its complete portfolio of digital infrastructure and continuity solutions, visit Vertiv.com.

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About Vertiv
Vertiv (NYSE: VRT) brings together hardware, software, analytics, and ongoing services to ensure its customers’ vital applications run continuously, perform optimally and grow with their business needs. Vertiv solves the most important challenges facing today’s data centers, communication networks and commercial and industrial facilities with a portfolio of power, cooling and IT infrastructure solutions and services that extends from the cloud to the edge of the network. Headquartered in Columbus, Ohio, USA, Vertiv employs approximately 24,000 people and does business in more than 130 countries. For more information, and for the latest news and content from Vertiv, visit Vertiv.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27 of the Securities Act, and Section 21E of the Securities Exchange Act. These statements are only a prediction. Actual events or results may differ materially from those in the forward-looking statement set forth herein. Readers are referred to Vertiv’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q for a discussion of these and other important risk factors concerning Vertiv and its operations. Vertiv is under no obligation to, and expressly disclaims any obligation to, update or alter its forward- looking statements, whether as a result of new information, future events or otherwise.

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